EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR THE QUARTER ENDED JUNE 30, 2009

Diluted EPS of $0.21 for the 2nd Quarter;  3rd Quarter EPS Guidance of $0.22 to $0.24

Brooklyn, NY – July 27, 2009 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh ("Dime"), today reported consolidated net income of $6.9 million, or 21 cents per diluted share, for the quarter ended June 30, 2009, compared to $2.9 million, or 9 cents per diluted share, for the quarter ended March 31, 2009 and $8.4 million, or 26 cents per diluted share, for the quarter ended June 30, 2008.

The Company’s earnings for the quarter ended June 30, 2009 reflected an after-tax other-than temporary impairment ("OTTI") charge of approximately $486,000, or approximately 1½ cents per share.  During the quarter ended March 31, 2009, the Company’s earnings reflected aggregate after-tax OTTI charges of $3.1 million, or $0.08 per share.  During the quarter ended June 30, 2008, the Company recorded a non-recurring adjustment to income tax expense, which added $590,000 to earnings after-tax, or $0.02 per share.  Core diluted earnings per share, which excluded these OTTI charges and other significant items that are deemed non-recurring in nature, were $0.23, $0.17 and $0.24 for the quarters ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, “The steady decline in funding costs is beginning to be reflected in the quarterly earnings.  We expect this trend to continue through the remainder of the year, as reflected in our 3rd quarter EPS guidance range of 22 – 24 cents per share.  Loan originations were up again this quarter, as we have noticed a decreasing appetite for multifamily loans from some of our traditional competitors.”

Regarding credit, the Company's loan portfolio has performed well in relative standing to the bank and thrift sector, as non-performing loans to total loans were 0.40%, unchanged from the prior quarter.  "As indicated in the Company's earnings pre-release issued on July 13, 2009," continued Mr. Palagiano, "we remain cautious about the outlook for real estate credit in New York, although the Company is primarily a New York City multifamily lender, and that sector has remained strong during this period."

Non-performing loans were $12.9 million at June 30, 2009, down from $13.1 million at March 31, 2009, while up from $6.9 million at June 30, 2008. In addition, loans between 30 and 89 days delinquent totaled $17.6 million as of June 30, 2009, compared to $19.4 million at March 31, 2009.  At June 30, 2009, the ratio of non-performing loans to total loans was 0.40%, unchanged from March 31, 2009 and up from 0.22% at June 30, 2008.

The Company incurred $2.3 million of credit costs (including provisions) during the quarter ended June 30, 2009, down from $4.1 million during the March 2009 quarter.  At June 30, 2009, the allowance for loan losses was $20.0 million, or about 155% of non-performing loans, compared to $18.4 million, or 140% of non-performing loans, at March 31, 2009.

OTHER SECOND QUARTER 2009 HIGHLIGHTS

•	Net interest margin was 2.78%, up from 2.51% in the March 2009 quarter, and 2.67% in the June 2008 quarter.
•	The average cost of deposits declined 44 basis points from the March 2009 quarter. Core deposits grew $19.1 million, or 1.6%.
•	Total ending assets fell $66.4 million, as the Company sought to curtail asset growth and focus on preserving and enhancing its well-capitalized balance sheet.
•	The Company grew its consolidated ratio of tangible capital to tangible assets from 5.83% to 6.00% sequentially.
•
The allowance for loan losses increased by $1.6 million, as the aggregate loan loss provision and other transfers into the allowance for loan losses exceeded net charge-offs and other transfers out of the allowance for loan losses.

•	Real estate loan originations were $111.4 million, above the $83.7 million level in the March 2009 quarter, while below the $341.0 million level in the June 2008 quarter.
•
FDIC insurance premium expense increased $2.0 million from the previous quarter, and $2.6 million from the prior year, largely as a result of a special insurance assessment of $1.8 million in the June 2009 quarter.

•	Prepayment and other fee income increased to $354,000 compared to $292,000 in the March 2009 quarter, while declining from $827,000 in the June 2008 quarter.

Despite carrying an average of approximately $210 million of liquid cash balances at a negative spread to funding costs, Dime's net interest margin increased substantially during the quarter ended June 30, 2009.  Dime initially generated this liquidity pool during the 4th quarter of 2008 in order to provide added flexibility in managing deposit flows in the face of highly volatile credit markets.  As these markets have begun to stabilize recently, Dime can now focus on utilizing these funds to repay maturing borrowings or replace potential deposit outflows during the second half of the year.

Prepayment fees remained modest, reflecting continued moderation in the pace of refinancing in the commercial mortgage market.  While refinancing activity picked up slightly in the June 2009 quarter, the Company does not expect a near-term return to the more robust levels experienced in 2008.

NET INTEREST INCOME

Net interest income was $26.3 million during the June 2009 quarter, up $2.1 million from the March 2009 quarter.  A decline of 44 basis points in the average cost of deposits, coupled with an increase of 5 basis points in the average yield on real estate loans, generated the increase in the linked quarter net interest income.  These same factors generated an increase of 27 basis points in the net interest margin from 2.51% during the three months ended March 31, 2009 to 2.78% during the three months ended June 30, 2009.  The significant increase in net interest margin occurred despite the Company's decision to retain higher liquid cash balances at a negative spread to funding costs.

Mr. Palagiano commented, "As I mentioned in the earnings release for the first quarter of 2009, our business strategy shifted late in 2008 toward capital preservation, resulting in the decision to curb asset growth during 2009. Deposit inflows that occurred in late 2008 and early 2009 as our focus was shifting are being retained in highly liquid funds, which will provide considerable flexibility in managing deposits and borrowings during the remainder of 2009."

Federal Home Loan Bank of New York ("FHLBNY") capital stock income increased $329,000 during the quarter ended June 30, 2009 compared to the March 2009 quarter, also contributing to the growth in net interest margin during the period.  The Bank held an investment in FHLBNY capital stock totaling $51.8 million at June 30, 2009, and earned an average yield on this stock of 4.3% during the first six months of 2009.

Net interest income exceeded the June 2008 quarterly level by $3.2 million, driven by growth of $325 million in average interest earning assets and an increase in the net interest margin of 11 basis points from the quarter ended June 30, 2008 to the quarter ended June 30, 2009.  The growth in average interest earning assets reflected the significant loan origination volume and asset growth experienced by the Company in 2008, while the increase in the net interest margin reflected a decline of 65 basis points in the average cost of deposits during the June 2009 quarter compared to the June 2008 quarter.

PROVISION/ALLOWANCE FOR LOAN LOSSES AND PROBLEM PORTFOLIO LOANS

Non-performing loans, which decreased from $13.1 million at March 31, 2009 to $12.9 million at June 30, 2009, were $6.9 million at June 30, 2008.  As a percentage of total loans, non-performing loans totaled 0.40% at both June 30, 2009 and March 31, 2009, compared to 0.22% at June 30, 2008.  In addition, loans delinquent between 30 and 89 days decreased to $17.6 million as of June 30, 2009 from $19.4 million at March 31, 2009, and were $2.1 million at June 30, 2008.

In response to increasing levels of both non-performing loans and loans delinquent between 30 and 89 days at both June 30, 2009 and March 31, 2009 when compared to June 30, 2008, the Company provided $2.3 million to its allowance for loan losses during the quarter ended June 30, 2009, and $2.6 million during the quarter ended March 31, 2009, compared to $310,000 during the quarter ended June 30, 2008.

Charge-offs recognized on problem loans totaled $528,000 during the June 2009 quarter, compared to $1.9 million in the March 2009 quarter and $116,000 in the June 2008 quarter.

Mr. Palagiano stated, "Our objective remains to actively manage non-performing loans, so as to avoid having them linger on the Company's balance sheet."

At June 30, 2009, the allowance for loan losses was $20.0 million, or 155% of non-performing loans.

NON-INTEREST INCOME

OTTI and Gain (Loss) on Sale of Investment Securities and Other Assets.

The Company early adopted Financial Accounting Standards Board Staff Position Number FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments" as of January 1, 2009, recognizing the effects of adoption during the March 2009 quarter.

During the quarter ended June 30, 2009, the pre-tax credit component of OTTI charges totaled $886,000.  At June 30, 2009, four of the Dime's eight trust preferred securities were deemed to meet the criteria for OTTI.  The increase in the credit component of OTTI reflected additional payment deferrals during the quarter within the collateral pool underlying certain of Dime’s eight trust preferred collateralized debt obligation securities.

During the June 2009 quarter, Dime failed to receive its contractual interest payment on a trust preferred security with a recorded balance of $1.2 million ($2.9 million excluding $1.7 million of unrealized losses included in accumulated other comprehensive income).  This security is now classified as a non-performing asset, raising the percentage of non-performing assets to total assets to 0.36% at the end of June 2009 from 0.33% at the end of March 2009.  In addition, during the quarter ended June 30, 2009, Dime did not receive a small portion of the interest due on a trust preferred security having a recorded balance of $148,000 ($332,000 excluding the $185,000 total non-credit component of OTTI).  The remaining six trust preferred securities, with a total cost basis of $12.6 million net of credit-related OTTI, are current on all contractual obligations.

The five actively-managed equity mutual fund investments for which the Company recognized OTTI charges during the March 2009 quarter all experienced increases in their fair value during the June 2009 quarter, as these mutual funds, which are closely correlated to the broad equity indices, participated in the equity market rally during the June 2009 quarter.  In accordance with the accounting standards governing OTTI, gains on such equity funds cannot be recognized into income unless the Company disposes of these funds.

During the quarter ended June 30, 2009, Dime sold a property held as other real estate owned recognizing a pre-tax loss of $92,000 on the sale.  During the quarter ended March 31, 2009, Dime sold its entire $10 million portfolio of municipal agency securities, recognizing a pre-tax gain of $431,000 on the sale.

Mortgage Banking Income and Delinquent Loans Sold with Recourse to Fannie Mae

During the June 2009 quarter, Dime sold an 80% participation in approximately $124 million of multifamily loans from its portfolio to a third-party financial institution other than Fannie Mae.  The purpose of the sale was to create liquidity on the balance sheet to fund future loans and other operations.  The loans were sold at par and without recourse. This transaction settled on April 20, 2009 and Dime recognized a pre-tax gain of approximately $635,000 ($0.01 per share after tax) on the sale, which was reflected in core earnings for the June 2009 quarter.  Dime retained servicing on all of the loans.  Dime sold $15.1 million of loans to FNMA with recourse during the June 2008 quarter, recognizing a pre-tax gain of $132,000 on the sales.  Loan sales were negligible during the quarter ended March 31, 2009.  Gains on loan sales are included in the mortgage banking income line item in the consolidated statements of operations.

Mortgage banking income totaled $856,000 during the quarter ended June 30, 2009, reflecting the aforementioned $635,000 gain as well as approximately $200,000 in servicing fee income.  Mortgage banking losses totaled $1.2 million during the quarter ended March 31, 2009, reflecting a provision to the reserve for losses on Fannie Mae serviced loans of $1.5 million, that was partially offset by servicing fee income of $255,000.  Mortgage banking income was $30,000 during the June 2008 quarter reflecting approximately $200,000 of servicing fee income, a provision to the reserve for losses on Fannie Mae serviced loans of $300,000 and the aforementioned $132,000 of net gains on loans sold.

Since the inception of the Fannie Mae program, Dime has sold approximately $660 million of multifamily loans to Fannie Mae. This portfolio had an outstanding principal balance of $477.7 million at June 30, 2009.  During the quarter ended June 30, 2009, Dime re-acquired five delinquent loans from Fannie Mae with an aggregate outstanding principal balance of $14.9 million.  Within this group, one loan totaling $13.2 million was assumed by a new borrower shortly after being re-acquired by Dime in late April 2009 and has remained current since the assumption was consummated.  The remaining four re-acquired loans were included in Dime's $12.8 million non-performing loan total at June 30, 2009.  Dime may re-acquire problem loans from Fannie Mae periodically in order to expedite their resolution and control losses.

Within the Fannie Mae portfolio, loans delinquent 90 days or more declined from $17.3 million at March 31, 2009 to $1.8 million at June 30, 2009.  This decline resulted primarily from the re-acquisition of the five loans totaling $14.9 million during the period.  At June 30, 2009, there were additionally $17.2 million of loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae, compared to $3.7 million at March 31, 2009.  At June 30, 2008, there were $4.2 million of loans delinquent 90 days or more, and no other loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae.

Dime’s aggregate support obligation (first loss position) for loans sold to Fannie Mae was $21.9 million as of June 30, 2009, against which a liability of $3.5 million was established at June 30, 2009.  This liability approximated 0.72% of the remaining principal balance of loans in the Fannie Mae pool as of June 30, 2009.  All additions to the liability for support obligation are charged against mortgage banking (non-interest) income.

Other Components of Non-Interest Income

Other components of non-interest income totaled $2.0 million during the quarter ended June 30, 2009, relatively unchanged from the June 2008 quarter and up $248,000 from the March 2009 quarter as a result of the assessment of annual loan inspection fees.

NON-INTEREST EXPENSE

Non-interest expense was $15.3 million during the quarter ended June 30, 2009, an increase of $1.7 million from the March 2009 quarter.  This increase reflected an increase of $2.0 million in FDIC insurance assessments as a result of both a $1.8 million special assessment as well as ongoing increases from a recapitalization program implemented by the FDIC effective April 1, 2009.  Occupancy and equipment costs declined $204,000 primarily due to the absence of snow removal costs experienced in the June 2009 quarter.

Compared to the June 2008 quarter, non-interest expense increased $3.1 million during the quarter ended June 30, 2009, due to increases of $2.6 million in FDIC insurance assessments and $729,000 in compensation and benefits.  The increase in compensation and benefits resulted primarily from a $393,000 increase in employee pension plan expense and a smaller-than-last-year offset to salaries of $435,000, reflecting lower capitalized loan origination salary costs (and lower loan origination levels).  Other operating expenses declined $324,000 as a result of lower third party professional expenses.

INCOME TAX EXPENSE

The Company's customary consolidated effective tax rate approximates 37%.  The impact of the OTTI charges on investment securities reduced the book income tax rate below the customary consolidated rate for the quarter ended June 30, 2009 to 35%.  Similarly, the OTTI charges reduced the book income tax rate for the March 2009 quarter to 26%.  A non-recurring adjustment to income tax expense of $590,000 associated with a reduction in reserves for uncertain tax positions reduced the book income tax rate in the June 2008 quarter to 32%.

BALANCE SHEET

Total assets declined $66.4 million during the quarter ended June 30, 2009, as the Company focused on capital preservation.

The decline in assets was experienced primarily in both real estate loans (including loans held for sale) and mortgage backed securities, as Dime sold an 80% participation in $124 million of portfolio loans in April 2009 and did not purchase any mortgage backed securities during the June 2009 quarter.

Total liabilities declined by $70.1 million during the most recent quarter, primarily due to the outflow of $61.5 million in certificates of deposit.  In addition, escrow and other deposits declined $26.6 million as semi-annual real estate tax payments made on behalf of borrowers were funded during the quarter ended June 30, 2009.

Real Estate Lending and Loan Amortization

Real estate loan originations, which were $83.7 million during the March 2009 quarter, totaled $111.4 million during the quarter ended June 30, 2009. The average rate on real estate loan originations during the June 2009 quarter was 6.08%, compared to 6.21% during the quarter ended March 31, 2009 and 5.83% during the quarter ended June 30, 2008.

Real estate loan amortization during the June 2009 quarter approximated 10% of the real estate loan portfolio on an annualized basis, slightly above the March 2009 quarter, and below the 17% level experienced during the June 2008 quarter.  This was slightly below management’s forecast of prepayment speeds disclosed at the commencement of the year.

Deposits

Deposits decreased $42.4 million from March 31, 2009 to June 30, 2009.  Certificates of deposit ("CDs") declined $61.5 million during the period, as maturing promotional deposits gathered in late 2008 were not renewed.  Core deposits (i.e., non-CDs) rose $19.1 million, or 2%, during the three months ended June 30, 2009.  Within core deposits, checking accounts increased $7.3 million, and passbook savings accounts increased $13.8 million during the most recent quarter.

During the first six months of 2009, there were far fewer bank competitors offering premium deposit pricing, therefore, the spread between deposit rates and Treasury rates narrowed across all maturities.  Dime gained both money market and checking accounts through its promotional marketing efforts, notwithstanding a decline in Dime’s offering rates.  For example, money market offering rates declined from 2.8% at January 1, 2009 to 1.6% at June 30, 2009.  Dime took the opportunity to compete for IRA plans during the first six months of 2009.  IRA deposits increased from $153.7 million at March 31, 2009 to $174.3 million at June 30, 2009.  As compared to non-IRA households, current Dime IRA households maintain 132% higher average total deposit balances, 18% higher average checking balances, and 78% of these customers have been depositors at Dime for more than 5 years.  Promotional interest pricing at Dime has been suspended until the retail deposit market normalizes.  There are approximately $435 million of CDs with a weighted average rate of 3.43% maturing during the third quarter of 2009, which will have a positive impact on net interest margin in the second half of 2009, as the current one- and two-year offering rates on new and renewing CDs are significantly lower.  Dime is also maintaining a pool of liquidity to fund potential outflows of deposits.

Average deposits per branch were $99.7 million at June 30, 2009, slightly below the $101.5 million level at March 31, 2009, and up from $94.6 million at June 30, 2008.  Core deposits (deposits exclusive of CDs) comprised 54% of total deposits at June 30, 2009, up from 52% at March 31, 2009 and down from 56% at June 30, 2008.  The loan-to-deposit ratio was 142% at June 30, 2009, compared to 141% at March 31, 2009 and 151% at June 30, 2008.

Stockholders' Equity

Stockholders' equity at June 30, 2009 totaled $283.5 million, or 7.13% of total assets, compared to $279.7 million, or 6.92% of total assets, at March 31, 2009.

After dividends, the Company’s tangible stockholders' equity increased to $235.3 million at June 30, 2009, compared to $232.4 million at March 31, 2009.  The quarterly cash dividend declared on July 16, 2009 represented a payout ratio of 61% of second quarter 2009 core earnings.  At June 30, 2009, the consolidated tangible stockholders’ equity ratio was 6.00% of tangible assets and tangible book value per share was $6.84.

The Company has no TARP capital.

There were no stock repurchases during the quarter ended June 30, 2009.  As of June 30, 2009, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

For the quarter ended June 30, 2009, the reported returns on average stockholders' equity and average tangible equity were 9.84% and 11.85%, respectively.  The core returns on average stockholders' equity and average tangible equity were 10.60% and 12.77%, respectively.  Core returns primarily exclude OTTI charges.  Finally, the core cash return on average tangible stockholders' equity (the fundamental measure of new internally generated capital) was 13.91%.

OUTLOOK

The average cost of deposits decreased to 2.04% during the June 2009 quarter from 2.48% during the March 2009 quarter, as the Company suspended promotional rates in its deposit gathering campaigns in mid-January 2009, and lowered its offering rates on both new certificates of deposit and most of its core deposits. Indicative of the anticipated upward trend for net interest margin for the next several quarters, the weighted average rate of deposits at June 30, 2009 was down to 1.91%, lower than the 2.04% average rate experienced in the June 2009 quarter.  It is expected that deposits raised in late 2008 using promotional rates will continue to either flow out or reprice in a manner that will favorably impact the net interest margin in the upcoming quarters.

There are approximately $114 million in portfolio mortgage loans with a weighted average coupon of 5.66% scheduled to contractually reprice or mature during the remainder of 2009.  Today's rates for similar products are in the range of 5.625% to 6.25%.

Amortization rates (including prepayments and loan refinancing activity), which approximated 10% on an annualized basis during the second quarter of 2009, are expected to fall in the 7.5% to 12.5% range during the remainder of 2009, reflecting ongoing loan refinancing activity as loans approach their contractual repricing.

The recapitalization plans recently implemented by the FDIC are expected to adversely impact earnings for the remainder of 2009.  Dime incurred a special assessment of $1.8 million during the June 2009 quarter and is building in another $1.7 million special assessment in the September 2009 quarter to its published 3rd quarter estimate of earnings per share.  The FDIC has not yet confirmed whether or not this charge will be assessed.

At June 30, 2009, the loan commitment pipeline was approximately $136 million, skewed mainly toward multifamily residential properties, with an approximate weighted average rate of 5.80%.

Operating expenses for the September 2009 quarter are expected to approximate $15.7 million, including the special FDIC assessment mentioned previously.

The quarterly provision for loan losses and credit costs built into the current projection of earnings for the September 2009 quarter approximates $3.0 million pre-tax.  Based on the strength of declining funding costs, earnings per diluted share are estimated to be in the range of $0.22 to $0.24 for the September 2009 quarter.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $3.97 billion in consolidated assets as of June 30, 2009, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-three branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	June 30, 2009	December 31, 2008	March 31, 2009
	(Unaudited)	2008	(Unaudited)
ASSETS:
Cash and due from banks	$ 229,638	$ 211,020	$ 199,318
Investment securities held to maturity	8,695	10,861	9,406
Investment securities available for sale	6,540	16,602	5,966
Mortgage-backed securities available for sale	263,515	301,351	287,335
Federal funds sold and other short-term investments	-	-	20,230
Real Estate Loans:
One-to-four family and cooperative apartment	139,836	142,295	143,074
Multifamily and underlying cooperative	2,218,671	2,242,542	2,170,922
Commercial real estate	834,000	848,208	827,875
Construction and land acquisition	46,162	52,982	50,824
Unearned discounts and net deferred loan fees	3,364	3,287	3,335
Total real estate loans	3,242,033	3,289,314	3,196,030
Other loans	3,262	2,191	1,942
Allowance for loan losses	(19,991)	(17,454)	(18,351)
Total loans, net	3,225,304	3,274,051	3,179,621
Loans held for sale	667	-	100,377
Premises and fixed assets, net	29,986	30,426	30,144
Federal Home Loan Bank of New York capital stock	51,833	53,435	50,735
Other real estate owned, net	-	300	300
Goodwill	55,638	55,638	55,638
Other assets	102,583	101,914	101,688
TOTAL ASSETS	$ 3,974,399	$ 4,055,598	$ 4,040,758
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$ 102,447	$ 90,710	$91,952
Interest Bearing Checking	112,039	112,687	115,277
Savings	293,763	270,321	279,956
Money Market	732,023	633,167	734,001
Sub-total	1,240,272	1,106,885	$1,221,186
Certificates of deposit	1,052,837	1,153,166	1,114,338
Total Due to Depositors	2,293,109	2,260,051	2,335,524
Escrow and other deposits	69,803	130,121	96,423
Securities sold under agreements to repurchase	230,000	230,000	230,000
Federal Home Loan Bank of New York advances	959,675	1,019,675	959,675
Subordinated Notes Sold	25,000	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165	72,165
Other liabilities	41,152	41,622	42,249
TOTAL LIABILITIES	3,690,904	3,778,634	3,761,036
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,122,319 shares issued at both June 30, 2009 and December 31, 2008, and 34,386,066 shares and 34,179,900 shares outstandingat June 30, 2009 and December 31, 2008, respectively)	511	511	511
Additional paid-in capital	213,790	213,917	214,357
Retained earnings	299,635	297,848	297,350
Unallocated common stock of Employee Stock Ownership Plan	(3,817)	(3,933)	(3,875)
Unearned common stock of Restricted Stock Awards	(3,016)	(1,790)	(1,559)
Common stock held by the Benefit Maintenance Plan	(8,007)	(8,007)	(8,007)
Treasury stock (16,736,253 shares and 16,942,419 shares at June 30, 2009 and December 31, 2008, respectively)	(207,884)	(210,471)	(210,471)
Accumulated other comprehensive loss, net	(7,717)	(11,111)	(8,584)
TOTAL STOCKHOLDERS' EQUITY	283,495	276,964	279,722
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,974,399	$ 4,055,598	$4,040,758

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Interest income:
Loans secured by real estate	$47,662	$48,329	$44,147	$95,991	$87,213
Other loans	37	37	41	74	85
Mortgage-backed securities	2,969	3,280	3,370	6,249	5,586
Investment securities	194	245	364	439	1,072
Federal funds sold and
other short-term investments	858	503	1,346	1,361	3,542
Total interest income	51,720	52,394	49,268	104,114	97,498
Interest expense:
Deposits and escrow	11,718	14,212	14,452	25,930	32,420
Borrowed funds	13,713	14,042	11,706	27,755	22,737
Total interest expense	25,431	28,254	26,158	53,685	55,157
Net interest income	26,289	24,140	23,110	50,429	42,341
Provision for loan losses	2,252	2,640	310	4,892	370
Net interest income after
provision for loan losses	24,037	21,500	22,800	45,537	41,971

Non-interest income:
Service charges and other fees	879	864	1,146	1,742	2,201
Mortgage banking income (loss) , net	856	(1,169)	30	(312)	316
Impairment charge on securities (1)	(886)	(5,040)	-	(5,926)	-
(Loss) Gain on sale of other real estate owned and other assets	(92)	431	(129)	339	(129)
Other	1,101	868	813	1,969	1,639
Total non-interest income (loss)	1,858	(4,046)	1,860	(2,188)	4,027
Non-interest expense:
Compensation and benefits	7,618	7,801	6,889	15,418	14,122
Occupancy and equipment	1,882	2,086	1,764	3,968	3,335
Other	5,825	3,721	3,605	9,547	7,081
Total non-interest expense	15,325	13,608	12,258	28,933	24,538

Income before taxes	10,570	3,846	12,402	14,416	21,460
Income tax expense	3,654	996	3,977	4,650	7,078

Net Income	$6,916	$2,850	$8,425	$9,766	$14,382

Earnings per Share:
Basic	$0.21	$0.09	$0.26	$0.30	$0.44
Diluted	$0.21	$0.09	$0.26	$0.30	$0.44

Average common shares outstanding for Diluted EPS	33,026,554	32,888,319	32,935,285	32,956,106	32,773,631

(1) Total other-than-temporary impairment on securities was $1,161 and $6,102, during the three months ended June 30, 2009 and March 31, 2009, respectively.  The non-credit component of the impairment charge recognized in accumulated other comprehensive loss was $275 and $1,062 during thethree months ended June 30, 2009 and March 31, 2009, respectively.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

  Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations during the period (exclusive of  gains or losses on sales of securities and other real estate owned and other material non-recurring items).

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP stockholders' equity (GAAP capital) and tangible stockholders' equity (regulatory capital) can be found in the Company's Form 10-K for the year ended December 31, 2008.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Net income as reported	$ 6,916	$ 2,850	$ 8,425	$ 9,766	$ 14,382
Loss on sale of other real estate owned	92	-	129	92	129
Impairment charge on equity mutual funds	-	3,063	-	3,063	-
Credit related impairment charge on trust preferred securities	886	1,977	-	2,863	-
Gain on sale of municipal agency securities	-	(431)	-	(431)	-
Non-recurring adjustment to income taxes	-	-	(590)	-	(590)
Expense associated with prepayment of FHLBNY advances	-	185	-	185	-
Tax effect of adjustments and other non-recurring tax items	(442)	(2,185)	(58)	(2,627)	(58)
Core Earnings	$ 7,452	$ 5,459	$ 7,906	$ 12,911	$ 13,863
Cash Earnings Additions :
Non-cash stock benefit plan expense	665	640	611	1,305	1,172
Core Cash Earnings	$ 8,117	$ 6,099	$ 8,517	$ 14,216	$ 15,035
Performance Ratios (Based upon Core Cash Earnings)
Core Cash EPS (Diluted)	$ 0.25	$ 0.19	$ 0.26	$ 0.43	$ 0.46
Core Cash Return on Average Assets	0.81%	0.60%	0.93%	0.71%	0.84%
Core Cash Return on Average Tangible Stockholders' Equity	13.91%	10.46%	15.40%	12.18%	13.74%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended				For the Six Months Ended
	June 30, 2009		March 31, 2009	June 30, 2008	June 30, 2009		June 30, 2008

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.21		$0.09	$0.26	$0.30		$ 0.44
Return on Average Assets	0.69%		0.28%	0.92%	0.49%		0.80%
Return on Average Stockholders' Equity	9.84%		4.08%	12.44%	6.97%		10.66%
Return on Average Tangible Stockholders' Equity	11.85%		4.89%	15.24%	8.37%		13.14%
Net Interest Spread	2.54%		2.21%	2.39%	2.37%		2.20%
Net Interest Margin	2.78%		2.51%	2.67%	2.64%		2.50%
Non-interest Expense to Average Assets	1.53%		1.35%	1.34%	1.44%		1.37%
Efficiency Ratio	52.62%		55.09%	48.84%	53.75%		52.77%
Effective Tax Rate	34.57%		25.90%	32.07%	32.26%		32.98%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.23		$ 0.17	$ 0.24	$ 0.39		$ 0.42
Core Return on Average Assets	0.74%		0.54%	0.86%	0.64%		0.77%
Core Return on Average Stockholders' Equity	10.60%		7.82%	11.67%	9.22%		10.28%
Core Return on Average Tangible Stockholders' Equity	12.77%		9.36%	14.30%	11.06%		12.67%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 8.24		$ 8.18	$ 8.05	$ 8.24		$ 8.05
Tangible Book Value Per Share	6.84		6.80	6.63	6.84		6.63

Average Balance Data:
Average Assets	$ 4,011,473		$ 4,039,762	$ 3,659,084	$ 4,025,617		$ 3,585,904
Average Interest Earning Assets	3,786,577		3,853,692	3,461,470	3,820,135		3,390,797
Average Stockholders' Equity	281,202		279,072	270,973	280,137		269,743
Average Tangible Stockholders' Equity	233,376		233,200	221,171	233,416		218,909
Average Loans	3,238,424		3,311,006	3,006,571	3,274,715		2,951,326
Average Deposits	2,298,966		2,321,613	2,158,477	2,310,290		2,155,754

Asset Quality Summary:
Net charge-offs	$ 528		$ 1,876	$ 116	$ 2,404		$ 260
Nonperforming Loans	12,878		13,123	6,852	12,878		6,852
Nonperforming Loans/ Total Loans	0.40%		0.40%	0.22%	0.40%		0.22%
Nonperforming Assets	14,118	(1)	13,423	6,852	14,118	(1)	6,852
Nonperforming Assets/Total Assets	0.36%		0.33%	0.18%	0.36%		0.18%
Allowance for Loan Loss/Total Loans	0.62%		0.56%	0.49%	0.62%		0.49%
Allowance for Loan Loss/Nonperforming Loans	155.23%		139.84%	224.55%	155.23%		224.55%

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	6.00%		5.83%	6.11%	6.00%		6.11%
Tangible Capital Ratio (Bank Only)	7.63%		7.86%	7.83%	7.63%		7.83%
Leverage Capital Ratio (Bank Only)	7.63%		7.86%	7.83%	7.63%		7.83%
Risk Based Capital Ratio (Bank Only)	11.46%		11.83%	11.46%	11.46%		11.46%

(1) Amount comprised of total nonperforming loans plus the recorded balance of $1.2 million on a pooled bank trust preferred security investment for which the Bank has not received any contractual payments of interest or principal since March 2009.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
		June 30, 2009		March 31, 2009				June 30, 2008
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,236,793	$47,662	5.89%	$3,309,307	$48,329	5.84%	$3,004,756	$44,147	5.88%
Other loans	1,631	37	9.07	$1,699	37	8.71	1,815	41	9.04
Mortgage-backed securities	270,515	2,969	4.39	$292,865	3,280	4.48	303,581	3,370	4.44
Investment securities	15,716	194	4.94	$22,806	245	4.30	34,540	364	4.22
Other short-term investments	261,922	858	1.31	$227,015	503	0.89	116,778	1,346	4.61
Total interest earning assets	3,786,577	$51,720	5.46%	$3,853,692	$52,394	5.44%	3,461,470	$49,268	5.69%
Non-interest earning assets	224,896			$186,070			197,614
Total assets	$4,011,473			$4,039,762			$3,659,084

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$112,877	$256	0.91%	$109,621	$407	1.51%	$96,174	$580	2.42%
Money Market accounts	723,094	2,550	1.41	$712,311	3,596	2.05	$712,160	4,443	2.50
Savings accounts	288,944	307	0.43	$272,893	353	0.52	$278,782	399	0.57
Certificates of deposit	1,075,774	8,605	3.21	$1,130,672	9,856	3.54	$978,975	9,030	3.70
Total interest bearing deposits	2,200,689	11,718	2.14	$2,225,497	14,212	2.59	$2,066,091	14,452	2.81
Borrowed Funds	1,286,840	13,713	4.27	$1,321,340	14,042	4.31	$1,108,931	11,706	4.23
Total interest-bearing liabilities	3,487,529	$25,431	2.92%	$3,546,837	$28,254	3.23%	$3,175,022	$26,158	3.30%
Non-interest bearing checking accounts	98,277			$96,116			$92,386
Other non-interest-bearing liabilities	144,465			$117,737			$120,703
Total liabilities	3,730,271			$3,760,690			$3,388,111
Stockholders' equity	281,202			$279,072			$270,973
Total liabilities and stockholders' equity	$4,011,473			$4,039,762			$3,659,084
Net interest income		$26,289			$24,140			$23,110
Net interest spread			2.54%			2.21%			2.39%
Net interest-earning assets	$299,048			$306,855			$286,448
Net interest margin			2.78%			2.51%			2.67%
Ratio of interest-earning assets
to interest-bearing liabilities		108.57%			108.65%			109.02%

Deposits (including non-interest bearing checking accounts)	$2,298,966	$11,718	2.04%	$2,321,613	$14,212	2.48%	$2,158,477	$14,452	2.69%
Interest earning assets (excluding prepayment and other fees)			5.43%			5.41%			5.60%